SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2002

Manugistics Group, Inc.
(Exact name of issuer as specified in its charter)

Delaware	0-22154	52-1469385
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

9715 Key West Avenue
Rockville, Maryland 20850
(Address of principal executive offices and zip code)

(301) 255-5000
(Registrant’s telephone number, including area code)

Item 5. Other events and Regulation FD disclosure.

     After the close of trading on June 4, 2002, Manugistics Group, Inc. (the “Company”) issued a press release announcing its preliminary financial results for the fiscal first quarter ended May 31, 2002. A copy of the press release appears as Exhibit 99 to this Report and is incorporated herein by reference.

     During a simultaneous conference call and webcast following the issuance of the press release, Gregory Owens, the Company’s Chairman and Chief Executive Officer, and Raghavan Rajaji, the Company's Executive Vice President and Chief Financial Officer, stated the following in informal remarks and responses to questions from the audience:

•	As stated in the press release, Mr. Owens stated that the Company’s financial results were adversely affected by the continuing global economic downturn. In particular, Mr. Owens explained that a number of potential licensing transactions toward the end of the quarter did not close because of customers’ reluctance to make capital expenditures in the current uncertain economic environment. Mr. Owens characterized sales in Europe as particularly light. Mr. Rajaji reported that the Company closed approximately 21 significant licensing transactions (i.e., licensing transactions of $100,000 or more) during the first quarter. Mr. Owens noted that the average sales price remained in the same range as in the past few quarters, and that there was no material change in the concentration of larger versus smaller transactions.

•	In response to questions regarding the Company’s expenses and cash position, Mr. Owens and Mr. Rajaji stated that the Company’s use of cash for the quarter included the semi-annual interest payment on outstanding convertible notes, capital expenditures for the build-out of the Company’s new headquarters, and the cash cost of acquiring the assets of Western Data Systems of Nevada, Inc. on April 26, 2002. As stated in the press release, Mr. Owens noted that the Company was already beginning to implement measures to align its expense structure with current financial and market realities. Mr. Owens also noted that the Company had a cash position of greater than $200 million at quarter end.

•	Mr. Owens reported a number of important competitive wins during the first quarter, having entered into software licensing agreements with AT&T, Kraft, Airgas and Sun Microsystems. He stated that the Company’s best vertical markets from a sales perspective included consumer packaged goods, chemicals, telecommunications and retail. He stated that attendance at the Company’s recent annual users conference had increased from the prior year and also noted that the Company’s pipeline is as large as it has ever been.

•	In response to a request for guidance with respect to the second quarter of fiscal 2003, which commenced on June 1, 2002, Mr. Owens declined to provide any preliminary estimates of second quarter revenues or earnings, stating that it was too early in the quarter to provide reliable projections. He did note, however, that the Company is not projecting an improvement in revenue during the second quarter.

     This Report contains forward-looking statements, including statements regarding revenue and losses that the Company expects to report for its first quarter of fiscal 2003, demand for its solutions, and its ability to assess current and future economic and market conditions and the impact of such conditions on future results. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations. Factors that could cause results to differ include, among others, accounting entries and adjustments made in closing the first quarter, unanticipated expenses and difficulties in achieving planned cost reductions, economic and political uncertainties, unexpected competition, and a continued weakening of the demand for enterprise application software. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 28, 2002. Except to the extent legally obligated to do so, the Company assumes no obligation to update the forward-looking information contained in this announcement.

     The filing of this Report on Form 8-K is not intended to constitute a representation or an admission that the filing is required by Regulation FD, that this Report includes material investor information that is not otherwise publicly available, or that the information in this Report, if required to be disclosed solely by Regulation FD, is material information for any other purpose.

Item 7. Financial Statements and Exhibits.

(c)  The following is filed as an Exhibit to this Report:

Exhibit Number	Description

99	Press Release dated June 4, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 5th day of June, 2002.

MANUGISTICS GROUP, INC.

By:	/s/ Raghavan Rajaji Raghavan Rajaji Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press Release dated June 4, 2002.